Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS
Michael McMullan	Betsy Brod
212-994-4660	212-750-5800

ICT GROUP REPORTS SOLID REVENUE AND EARNINGS GROWTH

FOR THE FOURTH QUARTER AND FULL YEAR 2006

~ Reiterates Positive Outlook for 2007 ~

NEWTOWN, PA, FEBRUARY 22, 2007 – ICT GROUP, INC. (NASDAQ:ICTG), today reported results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 Results:

Revenue for the fourth quarter was $117.2 million, a 6% increase over the $110.4 million reported in the fourth quarter of 2005. Net income for the fourth quarter was $5.1 million, 31% above the $3.9 million earned in last year’s fourth quarter. Earnings per diluted share were $0.32, up from $0.30 in the comparable prior year period, reflecting a 22% increase in the shares used in computing diluted earnings per share to 16 million in the fourth quarter of 2006, primarily due to the Company’s equity offering completed in April 2006. Net income and diluted earnings per share for the fourth quarter of 2006 benefited from the signing of the Work Opportunity Tax Credit (“WOTC”) in late December 2006, which was retroactive to January 1, 2006, and reduced fourth quarter income taxes by $776,000. Last year’s fourth quarter net income included the impact of an $115,000 insurance settlement. Excluding this item, net income was $3.8 million and diluted earnings per share were $0.29 in the fourth quarter of 2005.

As reported on January 4, 2007, weather related events in Colorado and the earthquake in the Pacific caused reductions in call center productivity in late December 2006. In addition, costs associated with integrating ICT GROUP’s November 30, 2006, acquisition of Argentina-based Proyectar Connect S.A. further reduced operating profit. As a result, the Company’s fourth quarter 2006 operating income was $4.9 million compared to the $5.9 million reported in last year’s fourth quarter.

Total call volume handled by ICT GROUP reached a record 5.1 million hours in the fourth quarter of 2006, which was up 21% from 4.2 million hours in the prior year period and up 13% sequentially from the third quarter of 2006. Call volume handled in the fourth quarter at the Company’s offshore operations, primarily the Philippines, almost doubled on a year-over-year basis and accounted for 28% of total call volume as compared to 17% in the fourth quarter of 2005.

— more —

ICT GROUP REPORTS SOLID REVENUE AND EARNINGS GROWTH FOR THE FOURTH QUARTER AND FULL YEAR 2006 (CONT.)

“Revenue growth was solid in the fourth quarter, even taking into consideration the unforeseen natural events that we faced and the absence of the Medicare Part D programs that boosted last year’s fourth quarter revenue. Importantly, we continued to report significant year-over-year growth in call volumes, which illustrates the strong demand for ICT GROUP’s services, across a broad range of targeted vertical markets,” said John J. Brennan, Chairman and Chief Executive Officer.

In the fourth quarter of 2006, Services revenue increased 5% year-over-year to $86.4 million and accounted for 74% of total revenue. Within that category, marketing, technology and BPO services revenue represented $11.3 million, down slightly year-over-year, but up 15% sequentially from the third quarter of 2006. Sales revenue increased 10% to $30.8 million, or 26% of total revenue, as compared to the fourth quarter of 2005.

“As previously noted, the most recent sales period was one of the strongest new business periods in ICT GROUP’s history. Leveraging our vertical market positions in financial services, healthcare, telecommunications and energy services, we were successful in capturing important new clients in the U.S., U.K., Australia and Mexico, as well as in gaining additional assignments from existing clients,” Mr. Brennan noted. “In addition to our traditional contact center services, several of these new business wins represent higher-margin service opportunities.”

Full Year 2006 Financial Highlights vs. Full Year 2005 Exclusive of Litigation Recovery and Costs Related to the Class Action Litigation Settled in 2005:

•	Revenue for 2006 was $447.9 million, up 12 % from $401.3 million in 2005.

•	Services revenue increased 19% to $330.9 million; Sales revenue declined 4% to $117.0 million.

•	Domestic revenue increased 11%; International revenue increased 12%.

•	Total call volume increased 18% to 18.3 million hours.

•	Operating income was up 24% to $18.9 million from $15.2 million.

•	Pre-tax income, which reflects a $2.3 million reduction in net interest expense, was $18.7 million, 47% above last year’s $12.7 million.

•	Net income increased 81% to $16.8 million, reflecting an effective income tax rate of 10% compared to 27% in the prior year.

•	Earnings per diluted share were $1.11, up 54% from $0.72 in 2005. Shares used in computing diluted EPS increased in 2006 to 15.2 million from 13.0 million in 2005.

•	1,610 net new workstations were added, bringing the year-end total to 12,272.

— more —

ICT GROUP REPORTS SOLID REVENUE AND EARNINGS GROWTH FOR THE FOURTH QUARTER AND FULL YEAR 2006 (CONT.)

Outlook:

The business environment for ICT GROUP’s services continues to be very positive, and the Company’s new business pipeline remains strong. The Company reaffirms its guidance for significant growth in 2007, expecting total revenue to top $500 million, up more than 12% from 2006, driven by call volume growth in excess of 20% and new business from its marketing, technology and BPO service offerings. Pre-tax income for 2007 is currently expected to increase 45% from 2006, with an effective tax rate in the range of 10% to 14%. Diluted earnings per share are currently expected to range from $1.43 to $1.50.

Consistent with historical seasonal patterns, first quarter 2007 revenue is expected to be virtually unchanged as compared to fourth quarter 2006 levels, ranging from $116 to $118 million. Rapid expansion of our lower-priced offshore operations, combined with our recently acquired operations in Argentina, should drive significantly faster growth in call volumes. For the first quarter of 2007, call volume is expected to increase approximately 22% from last year’s first quarter levels. Net income, which reflects traditionally higher first quarter expenses associated with new program ramp-ups, administrative and training costs and infrastructure investments, is expected to increase approximately 25% with diluted earnings per share likely to range between $0.20 and $0.23. The Company’s quarterly earnings and revenue are expected to increase sequentially throughout 2007 and consistent with historical trends of the past four years, ICT GROUP’s first half 2007 diluted earnings per share are expected to account for approximately 35% of the Company’s full year 2007 diluted earnings per share.

“In 2007, we will focus on further broadening our service offerings, expanding our geographic footprint and taking advantage of strategic opportunities to accelerate revenue growth. At the same time, we expect to increase profitability by effectively managing the ongoing migration of call production to our near-shore and offshore facilities and by leveraging our infrastructure costs,” Mr. Brennan concluded.

Conference Call:

The Company will hold a conference call today, Thursday, February 22, 2007, at 9:00 a.m. EST. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through March 1, 2007.

— more —

ICT GROUP REPORTS SOLID REVENUE AND EARNINGS GROWTH FOR THE FOURTH QUARTER AND FULL YEAR 2006 (CONT.)

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing (BPO) solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements, such as expected call volumes, expansion of offshore operations, applicable income tax rates, revenue and earnings and the anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2005, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product or service, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT GROUP, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
REVENUE	$117,163	$110,403	$447,912	$401,334

OPERATING EXPENSES:
Cost of services	73,492	68,700	273,618	244,572
Selling, general and administrative (including share-based compensation expense of $318 and $0 for the three months and $1,949 and $0 for the year)	38,803	35,964	155,435	141,601
Litigation recovery and costs	—	(115)	—	(3,611)

	112,295	104,549	429,053	382,562

Operating income	4,868	5,854	18,859	18,772
Interest (income) expense, net	(216)	662	160	2,464

Income before income taxes	5,084	5,192	18,699	16,308
Income tax (benefit) expense	(18)	1,297	1,888	4,133

Net income	$5,102	$3,895	$16,811	$12,175

Diluted earnings per share	$0.32	$0.30	$1.11	$0.94

Shares used in computing diluted earnings per share	16,015	13,098	15,164	12,964

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate the Effect of Litigation Recovery and Costs Related to the Class Action Litigation Settled in 2005 (Unaudited)

Adjusted Results of Operations:
Income before income taxes		$5,192		$16,308
Litigation recovery		(115)		(4,215)
Litigation costs		—		604

Adjusted income before income taxes		5,077		12,697
Adjusted income taxes		1,269		3,402

Adjusted net income		$3,808		$9,295

Adjusted earnings per share		$0.29		$0.72

Shares used in computing adjusted diluted earnings per share		13,098		12,964

ICT GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands except workstation data)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$32,367	$10,428
Accounts receivable, net	83,673	82,656
Other current assets	10,898	15,436

Total current assets	126,938	108,520
PROPERTY AND EQUIPMENT, net	61,667	56,924
OTHER ASSETS	23,397	7,315

	$212,002	$172,759

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$47,414	$51,639

Total current liabilities	47,414	51,639
LONG-TERM DEBT	—	35,000
OTHER LIABILITIES	3,443	5,108
TOTAL SHAREHOLDERS’ EQUITY	161,145	81,012

	$212,002	$172,759

WORKSTATIONS AT PERIOD END	12,272	10,662

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

# # #